EXHIBIT 10.1

AMENDED AND RESTATED LOAN AGREEMENT

DATED AS OF JUNE 15, 2011

AMONG

GAMETECH INTERNATIONAL, INC.,

THE LENDERS,

AND

U.S. BANK NATIONAL ASSOCIATION,
AS AGENT, LEAD ARRANGER AND BOOK MANAGER

i

EXHIBITS

EXHIBIT A – Form of Note

EXHIBIT B – Form of Compliance Certificate

EXHIBIT C – Form of Assignment and Assumption Agreement

EXHIBIT D – Financial Covenants

SCHEDULES

SCHEDULE 1.1-1 – Expected Receivable

SCHEDULE 1.1-2 – Fiscal Month End Dates

SCHEDULE 1.1-3 – Senior Officers

SCHEDULE 5.1 – Organization/Principal Place of Business

SCHEDULE 5.8 – Subsidiaries

SCHEDULE 5.13 – Licenses

SCHEDULE 5.14 – Properties

SCHEDULE 5.19 – Intellectual Property

SCHEDULE 5.20 – Other Relationships

SCHEDULE 6.8 – Deposit, Securities and Commodity Accounts

SCHEDULE 6.13 – Indebtedness

SCHEDULE 6.14 – Sale of Assets; Fundamental Transactions

SCHEDULE 6.15 – Investments

SCHEDULE 6.17 – Liens

SCHEDULE 6.22 – Guaranties

v

AMENDED AND RESTATED LOAN AGREEMENT

This Amended and Restated Loan Agreement is entered into as of June 15, 2011, among GAMETECH INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), U.S. BANK NATIONAL ASSOCIATION, a national banking association, in its capacity as Agent, and U.S. BANK NATIONAL ASSOCIATION, in its capacity as lender hereunder, together with each other Lender shown on the signature pages hereto or from time to time becoming a party hereto.

The Borrower, the Lenders and the Agent are parties to a Loan Agreement dated August 22, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Prior Loan Agreement”).  The Borrower, the Lenders and the Agent now desire to amend and restate the Prior Loan Agreement in its entirety.

ACCORDINGLY, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.                      Definitions.  As used in this Agreement:

“Acknowledgment and Agreement” means the Acknowledgment and Agreement of Consultant and Obligors dated July 30, 2010 among the Borrower

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through any purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means a loan of funds by a Lender to the Borrower under the Facility.

“Affected Lender” shall have the meaning set forth in Section 2.14.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, including such Person’s Subsidiaries.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” means U.S. Bank in its capacity as contractual representative of the Lenders pursuant to Article X (and not in its individual capacity as a Lender) and any successor Agent appointed pursuant to Article X.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this Amended and Restated Loan Agreement, and all exhibits, schedules and supplements hereto.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (a) the Prime Rate for such day or (b) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum.

“Applicable Margin” means (a) from February 1, 2011 through and including January 31, 2012, a rate per annum equal to 5.80%, (b) from February 1, 2012 through and including April 30, 2012, a rate per annum equal to 7.50%, (c) from May 1, 2012 through and including October 31, 2012, a rate per annum equal to 8.50%, and (d) from November 1, 2012 until all of the Obligations are paid in full, a rate per annum equal to 9.50%.

“Arranger” means U.S. Bank, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment and Assumption” shall have the meaning set forth in Section 12.3.

“Authorized Officer” means any of the chief executive officer, chief financial officer, or chief restructuring officer of the Borrower, acting singly.

“Base Rate” means, for any day, a rate per annum equal to the sum of (a) the Applicable Margin plus (b) the Daily Eurocurrency Rate for such day or, if such rate cannot be determined or would not fairly or adequately reflect the costs to the Lenders of funding a Loan bearing such rate, the Alternate Base Rate.  The Base Rate shall change when and as the Daily Eurocurrency Rate changes, the Alternate Base Rate changes or the Applicable Margin changes, as the case may be.  Each determination by the Agent of the applicable Base Rate shall be conclusive and binding upon the parties hereto, in the absence of manifest error.

“Bingo Gross Profit” means, as of any Covenant Compliance Date, the gross profit derived from the bingo operations of the Borrower and its consolidated Subsidiaries, determined in accordance with GAAP.

“Borrower” means GameTech International, Inc., a Delaware corporation, and its successors and assigns.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of any Advance, a day (other than a Saturday or Sunday) on which (i) banks generally are open in Minneapolis, Minnesota and London, England for the conduct of substantially all of their commercial lending activities, (ii) interbank wire transfers can be made on the Fedwire system and (iii) dealings in Dollar deposits are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which national banks generally are open in Minneapolis, Minnesota for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, membership interests or other equivalents (however designated) of such Person’s capital stock or equity, whether now outstanding or issued after the date hereof, including all common stock, preferred stock, partnership interests and limited liability company member interests.

“Capitalized Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) Property of such Person, as lessee, which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” means, with respect to any Person, the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalent Investments” means (a) short-term obligations of, or fully guaranteed by, the United States of America, (b) demand deposit accounts maintained in the ordinary course of business, and (c) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $500,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Cash Flow Leverage Ratio” means the ratio of (a) Consolidated Funded Indebtedness outstanding as of the applicable Covenant Compliance Date, to (a) Consolidated EBITDA.  For each Covenant Compliance Date occurring prior to July 31, 2012, Consolidated EBITDA shall be calculated as an annualized amount based upon the Consolidated EBITDA for the period commencing July 31, 2011 and ending on such Covenant Compliance Date.  For example, for purposes of calculating the Cash Flow Leverage Ratio for the month ending October 31, 2011, Consolidated EBITDA means an amount equal to Consolidated EBITDA for the three-month period commencing July 31, 2011 and ending on October 31, 2011, divided by three and multiplied by twelve.  For purposes of calculating the Cash Flow Leverage Ratio for the month ending November 30, 2011, Consolidated EBITDA means an amount equal to Consolidated EBITDA for the four-month period commencing July 31, 2011 and ending on November 30, 2011, divided by four and multiplied by twelve.  For each Covenant Compliance Date occurring on or after July 31, 2012, Consolidated EBITDA shall be calculated with respect to the twelve-month period immediately preceding and ending on the applicable Covenant Compliance Date.

“Cash Management Obligations” means each and every debt, liability and other obligation of every type and description arising under or in connection with any of Cash Management Services that the Borrower or any of its Subsidiaries may now or at any time hereafter owe to the Agent, any of its Affiliates, any Lender or any other party indemnified hereunder, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several.

“Cash Management Services” means any banking services that are provided to the Borrower or any of its Subsidiaries by the Agent or any of its Affiliates (other than pursuant to this Agreement) or any Lender, including (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.

“Change in Control” means (a) the acquisition by any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of 15% or more of the outstanding shares of voting stock of the Borrower; (b) the Borrower failing to own, directly or indirectly through another Wholly-Owned Subsidiary, all issued and outstanding capital stock of any Guarantor; or (c) a change in the composition of the board of directors of the Borrower such that continuing directors cease to constitute more than 50% of the Borrower’s board of directors.  As used in this definition, a “continuing director” means the Persons, who as of the date hereof, constitute the board of directors of the Borrower and any Person becoming a director subsequent to the date hereof whose appointment, election, or nomination for election by the Borrower’s shareholders, was approved by a vote of at least a majority of the continuing independent directors then comprising the board of directors of Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority, domestic or foreign; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives, rules, guidelines or directives thereunder or issued in connection therewith are deemed to have gone into effect and adopted after the date of this Agreement, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulation and Supervisory Practices (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Fee” shall have the meaning set forth in Section 2.11.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means all real and personal property in which the Agent has been granted a Lien pursuant to any Collateral Document, together with all substitutions and replacements for and products and proceeds of any of the foregoing.

“Collateral Documents” means, collectively, the Deed of Trust, the Security Agreement, the Securities Account Control Agreement, the IP Security Agreement, the Copyright Security Agreement, the Pledge Agreement, and each and every additional agreement entered into by any Obligor or any other Person to secure payment of the Obligations or otherwise relating to any Collateral.

“Commercially Available Intellectual Property” means all Licensed Intellectual Property that is licensed to the Borrower or any of its Subsidiaries on a nonexclusive basis and for which licenses are readily available on commercially reasonable terms.

“Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (a) Consolidated Interest Expense, (b) expense for taxes paid in cash or accrued, (c) depreciation, (d) amortization, (e) extraordinary non-cash expenses, charges or losses incurred other than in the ordinary course of business and (f) non-cash expenses related to stock based compensation, minus, to the extent included in Consolidated Net Income, (i) all amounts collected in respect of the Expected Receivable, (ii) extraordinary income or gains realized other than in the ordinary course of business, (iii) interest income, (iv) income tax credits and refunds (to the extent not netted from tax expense), (v) any cash payments made during such period in respect of items described in clauses (e) or (f) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Funded Indebtedness” means, with reference to any period, the aggregate amount of Consolidated Indebtedness minus (a) Net Mark-to-Market Exposure under Rate Management Transactions and other Financial Contracts and (b) the undrawn face amount of commercial letters of credit.

“Consolidated Indebtedness” means, with reference to any period, the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consultant” shall have the meaning set forth in Section 6.5.

“Contingent Obligation” means, with respect to any Person, any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Copyright Security Agreement” means the Copyright Security Agreement dated July 31, 2010 among the Borrower, each other Obligor party thereto and the Agent.

“Covenant Compliance Date” means the last day of each Fiscal Month of the Borrower.

“Current Interest” means, with respect to interest accruing on and after May 2, 2011 through and including January 31, 2012, interest accruing at a rate per annum equal to the Base Rate less three hundred basis points (3.00% per annum).

“Daily Eurocurrency Base Rate” means the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars offered on the London interbank dollar market for a period of one month as shown on the applicable Reuters Screen LIBOR01 as of 11:00 a.m. (London time) on a Business Day, provided that, if the applicable Reuters Screen LIBOR01 for LIBOR is not available to the Agent for any reason, the applicable Daily Eurocurrency Base Rate for one month shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars offered on the London interbank dollar market for a period of one month as reported by any other generally recognized financial information service selected by the Agent as of 11:00 a.m. (London time) on a Business Day, provided further that, if no such British Bankers’ Association Interest Settlement Rate is available to the Agent, the applicable Daily Eurocurrency Base Rate for one month shall instead be the rate determined by the Agent to be the rate at which U.S. Bank or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) on a Business Day in the approximate amount of the Aggregate Outstanding Credit Exposure as of such date and having a maturity equal to one month.  For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Daily Eurocurrency Base Rate, such interest rate shall change as and when the Daily Eurocurrency Base Rate shall change.

“Daily Eurocurrency Rate” means the quotient of (a) the Daily Eurocurrency Base Rate, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to a period of one month.

“Deed of Trust” means the Deed of Trust, Assignment of Rents and Leases, Security Agreement and Financing Statement dated August 22, 2008 by the Borrower, as grantor, in favor of Stewart Title of Northern Nevada, Inc., as trustee, for the benefit of the Agent.

“Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 2.6.

“Defaulting Lender” means any Lender, as determined by the Agent, that has (a) notified the Borrower, the Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations (i) under this Agreement or (ii) under any other agreement in which it is obligated to extend credit unless, in the case of this clause (ii), such obligation is the subject of a good faith dispute; (b) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute; or (c) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of (x) the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender or (y) the exercise of control over a Lender or a Person controlling such Lender, in each case, by a governmental authority or an instrumentality thereof.

“Deposits” shall have the meaning set forth in Section 11.1.

“Dollar” and “$” means the lawful currency of the United States of America.

“Eligible Assignee” means any Person other than the Borrower or any of its Subsidiaries.

“Engagement Agreement” shall have the meaning set forth in Section 6.5.

“Environmental Indemnity” means that certain Unsecured Environmental Indemnity dated as of August 22, 2008 by the Borrower and the Guarantors in favor of the Agent.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is, along with an Obligor, treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event with respect to a Plan; (b) the determination that the funding target attainment percentage (within the meaning of Section 303 of ERISA or Section 430 of the Code) with respect to any Single Employer Plan is less than 80%; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Single Employer Plan; (d) the incurrence by an Obligor or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan; (e) a withdrawal by an Obligor or any ERISA Affiliate from a Single Employer Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (f) a failure by an Obligor or any ERISA Affiliate to make required contributions to a Single Employer Plan or Multiemployer Plan or the imposition of a lien in favor of a Single Employer Plan under Section 430(k) of the Code or Section 303(k) of ERISA; (g) the receipt by an Obligor or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Single Employer Plan, to appoint a trustee to administer any Single Employer Plan, or to impose liability under Section 4069 or 4212(c) of ERISA; (h) the incurrence by an Obligor or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of an Obligor or any ERISA Affiliate from any Multiemployer Plan; or (i) the receipt by an Obligor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from an Obligor or any ERISA Affiliate of any notice, concerning the imposition upon an Obligor or any ERISA Affiliate of withdrawal liability (under Section 4201 of ERISA) or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“Event of Default” shall have the meaning set forth in Article VII.

“Excess Cash Flow” means, for the three-month period immediately preceding and ending on the last day of the applicable fiscal quarter, Consolidated EBITDA minus (without duplication) the Borrower’s (a) unfinanced Capital Expenditures during such period, to the extent permitted under Section 6.18 hereof, and (b) all principal and interest of Consolidated Indebtedness paid by the Borrower during such period.

“Excluded Taxes” means, in the case of the Agent, any Lender, any applicable Lending Installation or any other recipient of any payment to be made by, or on account of, any obligation of the Borrower hereunder, taxes imposed on its overall net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exclusively Licensed Intellectual Property” means all Licensed Intellectual Property that is licensed to the Borrower or any of its Subsidiaries on an exclusive basis.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Advances” means, collectively, the Existing L/C Advances and the Existing Term Advances.

“Existing L/C Advances” shall have the meaning set forth in Section 2.1.

“Existing Term Advances” shall have the meaning set forth in Section 2.1.

“Expected Receivable” means that certain account receivable described on Schedule 1.1-1 hereto.

“Extension” shall have the meaning set forth in Section 2.17.

“Facility” means the credit facility and financial accommodations being made available to the Borrower hereunder.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

“Fee Letter” means, collectively, (a)  the separate agreement dated August 21, 2008 and (b) each other separate agreement entered into from time to time between the Borrower and the Agent setting forth certain fees to be paid by the Borrower to the Agent for the Agent’s own account or for the account of the Lenders, as more fully set forth therein.

“Financial Contract” means, with respect to any Person, (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (b) any other Rate Management Transaction.

“Financial Covenants” means the covenants contained in Exhibit D hereto.

“Fiscal Month” means the fiscal period ending on the applicable date set forth in Schedule 1.1-2 hereto.

“Fixed Charge Coverage Ratio” means, as of any Covenant Compliance Date for the applicable period, the ratio of (a) Consolidated EBITDA plus rental or lease expense and minus cash taxes paid, cash dividends and share repurchases, and Maintenance Capital Expenditures, to (b) the sum of all mandatory principal payments on Consolidated Funded Indebtedness, interest and rental or lease expense for such period. As used herein, “cash taxes paid” means the amount of actual taxes paid or offset (but not below $0) by the amount of any refund subsequently received by the Borrower.  For each Covenant Compliance Date occurring prior to July 31, 2012, each component of the Fixed Charge Coverage Ratio shall be an annualized amount of such component for the period commencing July 31, 2011 and ending on such Covenant Compliance Date.  For example, for purposes of calculating the Fixed Charge Coverage Ratio for the month ending October 31, 2011, Consolidated EBITDA means an amount equal to Consolidated EBITDA for the three-month period commencing July 31, 2011 and ending on October 31, 2011, divided by three and multiplied by twelve.  For purposes of calculating the Fixed Charge Coverage Ratio for the month ending November 30, 2011, Consolidated EBITDA means an amount equal to Consolidated EBITDA for the four-month period commencing July 31, 2011 and ending on November 30, 2011, divided by four and multiplied by twelve.  For each Covenant Compliance Date occurring on or after July 31, 2012, the Fixed Charge Coverage Ratio shall be calculated with respect to the twelve-month period immediately preceding and ending on the applicable Covenant Compliance Date.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, except for any change in accounting practices to the extent that, due to a promulgation of the Financial Accounting Standards Board changing or implementing any new accounting standard, the Borrower either (a) is required to implement such change, or (b) for future periods will be required to and for the current period may in accordance with generally accepted accounting principles implement such change, for its financial statements to be in conformity with generally accepted accounting principles (any such change is hereinafter referred to as a “Required GAAP Change”), provided that (i) the Borrower shall fully disclose in such financial statements any such Required GAAP Change and the effects of the Required GAAP Change on the Borrower’s income, retained earnings or other accounts, as applicable, and (ii) the Financial Covenants shall be adjusted as necessary to reflect the effects of such Required GAAP Change, provided that if the Required Lenders and the Borrower cannot agree on such adjustments, the Financial Covenants will be calculated without giving effect to the Required GAAP Change.

“Guarantor” means, GameTech Arizona Corporation, GameTech Canada Corporation and GameTech Mexico S. de R.L. de C.V., and each of its successors and assigns, together with each other Person that executes and delivers a guaranty in favor of the Agent.

“Guaranty” means that certain Guaranty Agreement dated as of August 22, 2008 executed by the Guarantors identified therein for the benefit of the Agent guarantying payment of the Obligations.

“Highest Lawful Rate” shall mean, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.

“Indebtedness” means, with respect to any Person, such Person’s (a) obligations for borrowed money (including the Obligations hereunder), (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) Capitalized Lease Obligations, (f) obligations of such Person as an account party with respect to standby and commercial letters of credit, (g) Contingent Obligations of such Person, (h) Net Mark-to-Market Exposure under Rate Management Transactions and other Financial Contracts, and (i) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

“Indemnified Parties” shall have the meaning set forth in Section 9.6(b).

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Investment” means, with respect to any Person, any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by  such Person.

“IP Security Agreement” means the Amended and Restated Intellectual Property Security Agreement of even date herewith between the Borrower and the Agent.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof (in the case of the Agent) or on its Administrative Questionnaire (in the case of a Lender) or otherwise selected by such Lender or the Agent pursuant to Section 2.12.

“License” shall have the meaning set forth in Section 5.13.

“Licensed Intellectual Property” means all Intellectual Property Rights licensed to an Obligor by a Person who is not an Obligor.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Liquidity” means cash, cash equivalents and marketable securities traded on a national stock exchange that can be sold and converted into cash without delay.

“Loan” means, with respect to any Lender, the aggregate amount of Advances made by such Lender to the Borrower under the Facility.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Guaranty, the Acknowledgment and Agreement, the Reaffirmation, the Environmental Indemnity and each Fee Letter.

“Maintenance Capital Expenditures” means Capital Expenditures in an amount not to exceed (a) $33,000 per month commencing July 31, 2011 and continuing each month thereafter through and including May 31, 2012, and (b) $250,000 per month commencing June 1, 2012 and continuing each month thereafter.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on (a) the business, Property, liabilities (actual and contingent), operations or financial condition, or results of operations, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Obligor to perform its obligations under the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or any Lender under the Loan Documents, or (d) the status, existence, perfection, priority or enforceability of any Lien granted pursuant to any Collateral Document.

“Material Indebtedness” means Indebtedness in an outstanding principal amount of $25,000 or more in the aggregate.

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Maturity Date” means (a) June 30, 2012 or (b) provided that each of the conditions set forth in Section 2.17 shall have been satisfied on or prior to the date thereof, June 30, 2013.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which an Obligor or any ERISA Affiliate is a party to which more than one employer is obligated to make contributions.

“Net Cash Proceeds” means, with respect to any instrument or transaction, the gross proceeds from such instrument or transaction, less reasonable fees and expenses to the extent actually paid or payable in connection with such gross proceeds.

“Net Mark-to-Market Exposure” means, with respect to any Person, and as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions.  “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Non-U.S. Lender” shall have the meaning set forth in Section 3.4(d).

“Note” means a promissory note of the Borrower payable to a Lender, in substantially the form of Exhibit A, as such promissory note may be amended, extended, or otherwise modified from time to time, and including each other promissory note accepted from time to time in substitution therefor or in renewal thereof.

“Obligations” means (a) each and every debt, liability and other obligation of every type and description arising under or in connection with any of the Loan Documents that the Borrower may now or at any time hereafter owe to the Agent, any Lender or any indemnified party, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including principal of and interest on the Loans, all fees due under this Agreement or any related agreement, (b) all Cash Management Obligations and (c) all Rate Management Obligations.

“Obligor” means the Borrower or a Guarantor, including each additional Person that becomes a Guarantor after the date hereof pursuant to Section 6.24.

“Other Taxes” shall have the meaning set forth in Section 3.4(d).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of the aggregate principal amount of its Loans outstanding at such time.

“Owned Intellectual Property” means all Intellectual Property Rights owned by the Borrower or any of its Subsidiaries.

“Participants” shall have the meaning set forth in Section 12.2(a).

“Payment Date” means the first day of each calendar month.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Liens” shall have the meaning set forth in Section 6.17.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“PIK Interest” means all interest accruing on and after May 2, 2011 and including January 31, 2012, other than Current Interest.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which an Obligor or any ERISA Affiliate may have any liability.

“Pledge Agreement” means the Pledge Agreement dated July 31, 2010 between the Borrower and the Agent.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Prior Loan Agreement” shall have the meaning set forth in the preamble hereto.

“Property” means, with respect to any Person, any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to the percentage obtained by dividing (a) such Lender’s Outstanding Credit Exposure at such time by (b) the Aggregate Outstanding Credit Exposure at such time; provided, that when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the Aggregate Outstanding Credit Exposure (disregarding any Defaulting Lender’s Outstanding Credit Exposure) represented by such Lender’s Outstanding Credit Exposure.

“Purchasers” shall have the meaning set forth in Section 12.3(a).

“Rate Management Obligations” each and every debt, liability and other obligation of every type and description arising under or in connection with any Rate Management Transaction and any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions, which the Borrower or any of its Subsidiaries may now or at any time hereafter owe to the Agent or to any Person that was a Lender or a Lending Installation when such debt liability or other obligation arose, in each case whether such debt, liability or other obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower or any of its Subsidiaries which is an interest rate swap or any other rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Reaffirmation” means that certain Reaffirmation of Guaranty and Collateral Documents of even date herewith executed by the Obligors in favor of the Agent.

“Register” shall have the meaning set forth in Section 12.3(d).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.

“Reports” shall have the meaning set forth in Section 9.6.

“Required Lenders” means Lenders in the aggregate having greater than 66% of the Aggregate Outstanding Credit Exposure; provided, however, that unless there is only one Lender, the Required Lenders shall be not less than two Lenders.

“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in the Borrower or any Subsidiary thereof or any option, warrant or other right to acquire any such equity interest in the Borrower or any Subsidiary thereof.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to rent or lease, as lessee, such Property or any part thereof or any other property intended to be used for substantially the same purpose or purposes as the property being sold or transferred.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Securities Account Control Agreement” means the Securities Account Control Agreement dated July 31, 2010 among the Borrower, the Agent and the Intermediary (as defined therein).

“Security Agreement” means that certain Amended and Restated Security Agreement of even date herewith among the Borrower, the Guarantors and the Agent.

“Senior Officer” means any of the chief executive officer of the Borrower, the chief financial officer of the Borrower, and each other officer of the Borrower that reports to its chief executive officer or any person or committee acting on an interim basis in the capacity of chief executive officer.  The Senior Officers as of the date hereof are set forth in Schedule 1.1-3 hereto.

“Separation, Consulting & Non-Compete Agreement” means that certain Separation, Consulting & Non-Compete Agreement dated November 18, 2010 between the Borrower and Richard T. Fedor.

“Single Employer Plan” means a Plan maintained by an Obligor or any ERISA Affiliate for employees of an Obligor or any ERISA Affiliate.

“Specified Currency” shall have the meaning set forth in Section 2.16.

“Specified Intellectual Property” means all Owned Intellectual Property and Licensed Intellectual Property (other than Commercially Available Intellectual Property) consisting of registrations, patents, applications, and material unregistered copyrights, service marks and trademarks.

“Stated Rate” shall have the meaning set forth in Section 2.10.

“Strategic Operating Plan” means the Strategic Operating Plan of the Borrower dated November 2, 2010 and adopted by the board of directors of the Borrower as of November 11, 2010, and as further supplemented by the Borrower’s 2011 consolidated financial projections dated as of April 6, 2011, April 19, 2011 and April 28, 2011, and delivered to the Agent on May 4, 2011.

“Subordinated Debt” means all Indebtedness that has been subordinated to payment of the Obligations on terms and conditions satisfactory to the Lenders, in their reasonable discretion, as to the right and time of payment and as to any other rights and remedies thereunder.

“Subordination Agreement” means an agreement (in form and substance satisfactory to the Lenders) executed and delivered by each holder of Subordinated Debt in favor of the Agent, for the benefit of the Lenders, pursuant to which such Person subordinates payment of such Subordinated Debt or other obligations as therein provided to payment of the Obligations to the extent provided therein.

“Subsidiary” means, with respect to any Person, (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries taken as a whole or Property which is responsible for more than 10% of the Consolidated Net Income of the Borrower and its Subsidiaries taken as a whole, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Transferee” shall have the meaning set forth in Section 12.4.

“U.S. Bank” means U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.

“Wholly-Owned Subsidiary” means, with respect to any Person, (a) any Subsidiary of which 100% of the beneficial ownership interests shall at the time be owned or controlled, directly or indirectly, by such Person, or by  one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization of which 100% of the beneficial ownership interests shall at the time be so owned or controlled.

Section 1.2.                      Rules of Construction.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)           The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(b)           All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

(c)           References to documents (including this Agreement) shall be deemed to include all subsequent amendments and other modifications thereto and restatements thereof, but only to the extent such amendments, modifications and restatements are not prohibited by the terms of any Loan Document.

(d)           The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(e)           All references to times of day in this Agreement shall be references to Minneapolis, Minnesota time unless otherwise specifically provided.

ARTICLE II

THE CREDITS

Section 2.1.                      Commitment; Aggregate Outstanding Credit Exposure.  The Borrower acknowledges that the Lenders have made various term advances to the Borrower under the Prior Loan Agreement (the “Existing Term Advances”) in the aggregate principal amount of $23,851,146.88 outstanding as of the date hereof.  The Borrower also acknowledges that U.S. Bank has made various revolving advances to the Borrower under the Prior Loan Agreement (the “Existing L/C Advances”) in the aggregate principal amount of $709,231.19 outstanding as of the date hereof.  All of the Existing Advances are Advances for purposes of this Agreement and shall be repayable in accordance with this Agreement.  Notwithstanding any revolving characteristics of the Existing L/C Advances under the Prior Loan Agreement, the Borrower hereby acknowledges and agrees that the Lenders have satisfied all funding obligations with respect to the Existing L/C Advances and the Existing Term Advances and have no further obligation to make any additional Advance, whether or not any amounts are repaid hereunder.  As of the date hereof, and after giving effect to the payments required to be made under Section 4.1 hereof, the Aggregate Outstanding Credit Exposure under this Agreement is $23,928,783.74.

Section 2.2.                      Scheduled Payments; Mandatory Prepayments.

(a)           Scheduled Payments of Principal.  The Borrower will pay the principal balance of the Loans in installments, due on each Payment Date set forth below in the amount set forth opposite such Payment Date, and in one final installment on the Maturity Date, when all unpaid principal thereof shall be finally due and payable:

Payment Date	Amount of Installment
August 1, 2011 through and including October 1, 2012	$200,000

November 1, 2012 through but excluding the Maturity Date	$300,000

Maturity Date	Entire unpaid principal balance

(b)           Mandatory Prepayments from Excess Cash Flow.  In addition to the payments described elsewhere in this Section 2.2, not more than 45 days following the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending July 31, 2011, the Borrower shall prepay the Obligations in an amount equal to seventy-five percent (75%) of the Borrower’s Excess Cash Flow for such fiscal quarter.

(c)           Mandatory Prepayments From Other Sources.  In addition to the payments described elsewhere in this Section 2.2, immediately following the receipt thereof, the Borrower shall prepay the Obligations in an amount equal to (i) 100% of the Net Cash Proceeds realized from the sale of assets by any Obligor (except for the sale of inventory in the ordinary course of business) and (ii) 100% of the proceeds realized by any Obligor from (1) Indebtedness incurred by any Obligor after the date hereof (other than the Loans and other indebtedness permitted under Section 6.13(a) and (b)), (2) the issuance by any Obligor of Capital Stock, (3) the Expected Receivable, (4) any casualty insurance maintained by any Obligor, to the extent that such insurance proceeds exceed the amount actually used to replace or restore the applicable insured properties, and (5) any condemnation award with respect to a property owned by any Obligor, to the extent that such award exceeds the amount actually used to replace or restore the affected property.  Nothing in this paragraph (c) shall be deemed to authorize or constitute consent to any transaction (including any sale of assets or the issuance of any debt or equity) that otherwise would be prohibited or restricted under this Agreement or under any other Loan Document.

(d)           Mandatory Prepayments From Tax Refunds.

(i)           The Borrower acknowledges that it has received $4,200,000 as a result of federal, state or local tax refunds, of which $1,400,000 has been remitted to the Agent and applied as a prepayment of the Obligations prior to the date hereof.  The remaining $2,800,000 has been remitted to the Agent and deposited into an account maintained with the Agent and subject to the Agent’s control.  On the date hereof, the Borrower hereby instructs the Agent to apply $1,000,000 of such amount to payment of the fees and Obligations as set forth in Section 4.1(r) hereof; the remaining $1,800,000 may then be remitted to the Borrower, which the Borrower shall apply to Capital Expenditures in accordance with its Strategic Operating Plan to the extent permitted under this Agreement.

(ii)           In addition to the payments described elsewhere in this Section 2.2 (including without limitation clause (i) above), the Borrower shall prepay the Obligations in an amount equal to 100% of the proceeds realized by any Obligor from and after the date hereof as a result of federal, state or local tax refunds.

(e)           Application of Mandatory Prepayments.  Subject to any contrary application provided in paragraph (d), all amounts received by the Agent pursuant to paragraphs (b) through (d) above shall be applied in the following order:

(i)           first, to principal installments under the Facility in inverse order of their maturities, with such prepayments to be applied to the remaining principal installments thereunder (ratably among the Lenders in proportion to their Pro Rata Share);

(ii)           second, to accrued but unpaid interest on the Loans (other than PIK Interest);

(iii)           third, to payment of that portion of the Obligations constituting fees, expenses and other amounts, payable to the Agent under the Loan Documents;

(iv)           fourth, to payment of that portion of the Obligations constituting fees, expenses and other amounts payable to the Lenders under the Loan Documents (ratably among the Lenders in proportion to their Pro Rata Share);

(v)           fifth, to accrued but unpaid PIK Interest; and

(vi)           sixth, to any remaining Obligations.

Section 2.3.                      Optional Prepayments.  The Borrower may from time to time pay, without penalty or premium, all or any portion of the Aggregate Outstanding Credit Exposure upon same day notice to the Agent.

Section 2.4.                      Evidence of Indebtedness; Notes.

(a)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)           The Agent shall also maintain accounts in which it will record (i) the amount of each Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(c)           The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)           The Borrower’s obligation to repay the principal of and interest on the Advances made by each Lender shall be evidenced by a Note, duly executed and delivered by the Borrower, with respect to the Advances made by such Lender.

Section 2.5.                      Interest Rates.  Each Advance shall bear interest on the outstanding principal amount thereof, for each day from and including February 1, 2011 to but excluding the date the Aggregate Outstanding Credit Exposure has been paid in full, at a rate per annum equal to the Base Rate for such day.

Section 2.6.                      Rates Applicable After Event of Default.  During the continuance of any Event of Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that the Loans and the other Obligations shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus 3% per annum (the “Default Rate”), provided that, during the continuance of any Event of Default under Section 7.7 or 7.8, the interest rate set forth above shall be applicable to all obligations without any election or action on the part of the Agent or any Lender.  From and after the date on which all Events of Default have been cured or waived to the written satisfaction of the Required Lenders, the Loans shall bear interest at a rate per annum equal to the Base Rate.

Section 2.7.                      Method of Payment.  Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made.  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article VIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (Minneapolis time) on the date when due and shall (except as otherwise specifically required hereunder) be applied ratably by the Agent among the Lenders.  Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article VIII or at any Lending Installation specified in a notice received by the Agent from such Lender.  The Agent is hereby authorized to charge, apply or setoff any or all of the accounts of the Borrower maintained with U.S. Bank for each payment of principal, interest, fees and other Obligations as it becomes due hereunder, but the Agent’s failure to so charge, apply or setoff any such account shall in no way affect the obligation of the Borrower to make any such payment.

Section 2.8.                      Interest Payment Dates; Basis for Interest and Fees.

(a)           Current Interest accruing on and after May 2, 2011 through but excluding the date hereof shall be due and payable in cash on the date hereof, and Current Interest accruing on and after the date hereof shall be due and payable in cash on each Payment Date, commencing with the first such Payment Date to occur after the date hereof and continuing on each Payment Date thereafter through and including February 1, 2012.

(b)           PIK Interest accruing on and after May 2, 2011 through but excluding the date hereof shall be due and payable on the date hereof, and PIK Interest accruing on and after the date hereof through and including January 31, 2012 shall be due and payable on February 1, 2012.

(c)           All interest accruing from and after February 1, 2012 shall be due and payable on each Payment Date, commencing March 1, 2012 and continuing on each Payment Date thereafter, through and including the Maturity Date.

(d)           Notwithstanding anything contained herein to the contrary, if the incurrence of any PIK Interest, or adding the amount thereof as Secured Indebtedness (as defined in the Deed of Trust), would adversely affect the priority of the Lien granted pursuant to the Deed of Trust to secure payment of all Secured Indebtedness as therein described, or would in any way adversely affect the enforceability of the Deed of Trust or any provision thereof, then payment of such PIK Interest shall be deemed secured by all Collateral but shall not be deemed secured by the Deed of Trust or constitute Secured Indebtedness thereunder.

(e)           Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment.  If any payment of principal of or interest on any Advance shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

Section 2.9.                      Notification of Prepayments and Interest Rates.  Promptly after receipt thereof, the Agent will notify each Lender of the contents of each repayment notice received by it hereunder.  The Agent, upon written request of the Borrower or any Lender, shall deliver to the Borrower or such requesting Lender a statement showing the computations used by the Agent in determining the Base Rate hereunder.

Section 2.10.                      Limitation of Interest.  The Borrower, the Agent and the Lenders intend to strictly comply with all applicable usury laws.  Accordingly, the provisions of this Section 2.10 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.10, even if such provision declares that it controls.  As used in this Section 2.10, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations.  In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (i) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any applicable state, or (ii) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate.  On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence.  Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate.  The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made.  None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.10, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate.  If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the Maturity Date, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the Outstanding Credit Exposure of such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

Section 2.11.                      Fees.  The Borrower will pay fees in accordance with the following:

(a)           Closing Fee.  The Borrower will pay to the Agent, for the ratable benefit of the Lenders in proportion to their Pro Rata Share, in immediately available funds a nonrefundable fee (the “Closing Fee”) in an aggregate amount equal to $736,811.34, which Closing Fee shall be due and payable as follows:

(i)           fifty percent of the Closing Fee shall be due and payable on the date hereof; and

(ii)           fifty percent of the Closing Fee shall be due and payable on December 31, 2011; provided, however, that this deferred portion of the Closing Fee will be waived by the Agent and the Lenders if (1) Consolidated EBITDA of the Borrower for the twelve-month period immediately preceding and ending on December 5, 2011 shall be greater than $2,350,000, (2) the Cash Flow Leverage Ratio of the Borrower as of December 5, 2011 shall be less than 3.75 to 1.00, (3) no Default or Event of Default has occurred and is continuing as of December 5, 2011, (4) the representations and warranties set forth in Article V and in each other Loan Document are (x) with respect to representations or warranties containing a materiality qualifier, true and correct in all respects and (y) with respect to representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of December 5, 2011, except to the extent any such representation or warranty relates solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; and (5) on December 5, 2011, the Borrower shall have delivered to the Agent a signed certificate of an Authorized Officer of the Borrower certifying the truth and accuracy of each of the matters set forth in clauses (1) through (4) hereof.

(b)           Audit Fees. The Borrower will pay to the Agent, on written demand, reasonable fees charged by the Agent or any Lender in connection with any audits or inspections by the Agent or any Lender (or by the employees, agents, consultants or auditors of the Agent or any Lender) of any Collateral or the operations or businesses of any Obligor, together with actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection.

(c)           Fee Letter.  On the date hereof and on or before the dates set forth therein, the Borrower shall pay to the Agent in immediately available funds all fees, costs and expenses referenced in the Fee Letter.

Section 2.12.                      Lending Installations.  Each Lender may book its Advances at any Lending Installation selected by such Lender and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation, and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation.  Each Lender may, by written notice to the Agent and the Borrower in accordance with Article VIII, designate replacement or additional Lending Installations for whose account payments of the Obligations are to be made.

Section 2.13.                      Non-Receipt of Funds by the Agent.  Unless the Borrower or any Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (a) in the case of any Lender, in respect of any Advance or (b) in the case of the Borrower, any payment of principal, interest, fees or any other Obligation that it does not intend to make such payment, the Agent may assume that such payment has been made.  The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the Base Rate or (y) in the case of payment by the Borrower, the Default Rate.

Section 2.14.                      Replacement of Lender.  If the Borrower is required pursuant to Sections 3.1, 3.2, or 3.4, to make any additional payment to any Lender or if any Lender declines to approve any amendment or waiver recommended by the Agent (any Lender so affected an “Affected Lender”), the Borrower or the Agent may elect, if such amounts continue to be charged, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (a) another Person that is reasonably satisfactory to the Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an Assignment and Assumption Agreement and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (b) the Borrower shall pay to such Affected Lender in immediately available funds on the day of such replacement (i) all interest, fees and other Obligations then accrued but unpaid to such Affected Lender by the Borrower, including payments due to such Affected Lender under Sections 3.1, 3.2, and 3.4, and (ii) an amount, if any, equal to the payment which would have been due to such Affected Lender on the day of such replacement under Section 3.3 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

Section 2.15.                      Defaulting Lenders.

(a)           Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)           the Outstanding Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder; and

(ii)           any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 11.2 shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent (1) first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder, (2) second, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (3) third, if so determined by the Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the Outstanding Credit Exposure of such Lenders to the Aggregate Outstanding Exposure equals such ratio immediately prior to any Lender becoming a Defaulting Lender hereunder, and (4) fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a prepayment of the principal amount of any Loans, such payment shall be applied solely to prepay the Loans of all Lenders that are not Defaulting Lenders in accordance with their Pro Rata Share prior to being applied to the prepayment of any Loans of any Defaulting Lender.

(b)           In the event that the Agent determines that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold the Loans in accordance with its Pro Rata Share.

Section 2.16.                      Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent’s offices on the Business Day preceding that on which final, non-appealable judgment is given.  The obligations of the Borrower in respect of any sum due to any Lender or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that, on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.2, such Lender or the Agent, as the case may be, agrees to remit such excess to the Borrower.

Section 2.17.                      Extension of Maturity Date.

(a)           On June 30, 2012, the Maturity Date shall be extended to June 30, 2013 (the “Extension”), upon receipt of evidence reasonably satisfactory to the Agent that:

(i)           no Default or Event of Default shall have occurred and be continuing at the time of such Extension;

(ii)           without limiting the foregoing, the Borrower is in compliance with each of the Financial Covenants;

(iii)           Consolidated EBITDA of the Borrower for the twelve-month period immediately preceding and ending on April 30, 2012 was greater than $3,700,000;

(iv)           the Cash Flow Leverage Ratio of the Borrower as of April 30, 2012 is less than 3.00 to 1.00;

(v)           the representations and warranties set forth in Article V and in each other Loan Document are (1) with respect to representations or warranties containing a materiality qualifier, true and correct in all respects and (2) with respect to representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of June 30, 2012, except to the extent any such representation or warranty relates solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date;

(vi)           on June 30, 2012, the Borrower shall have paid to the Agent, for the ratable benefit of each Lender, in immediately available funds, a nonrefundable extension fee in an amount equal to the product of (i) 100 basis points and (2) the Aggregate Outstanding Credit Exposure as of June 30, 2012; and

(vii)           on June 30, 2012, the Borrower shall have delivered to the Agent a signed certificate of an Authorized Officer of the Borrower certifying the truth and accuracy of each of the matters set forth in clauses (i) through (vi) hereof.

(b)           In connection with any such Extension, each Obligor and any Subsidiary thereof shall execute such agreements, confirmations or other documentation as the Agent may reasonably request.

ARTICLE III

YIELD PROTECTION; TAXES

Section 3.1.                      Yield Protection.  If any Change in Law shall:

(a)           subject any Lender or any applicable Lending Installation to any Taxes, or change the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Loans; or

(b)           impose or increase or deem applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to the Loans); or

(c)           impose any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining any Loan, or reduce any amount receivable by any Lender or any applicable Lending Installation in connection with any Loans, or require any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of the Loans, by an amount deemed material by such Lender as the case may be;

and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining any Loans or to reduce the return received by such Lender or applicable Lending Installation, as the case may be, in connection with any Loans, then, within 15 days after demand by such Lender, the Borrower shall pay such Lender or applicable Lending Installation such additional amount or amounts as will compensate such Lender or applicable Lending Installation for such increased cost or reduction in amount received.

Section 3.2.                      Changes in Capital Adequacy Regulations.  If any Lender determines that the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of any Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement or its Outstanding Credit Exposure (after taking into account such Lender’s policies as to capital adequacy).  “Change” means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (b) any Change in Law that affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender.  “Risk-Based Capital Guidelines” means (a) the risk-based capital guidelines in effect in the United States on the date hereof, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date hereof.

Section 3.3.                      Funding Indemnification.  If any payment of any Advance is not made by the Borrower on the date due for any reason other than default by a Lender, the Borrower will indemnify each Lender for such Lender’s costs, expenses and Interest Differential (as determined by such Lender).  The term “Interest Differential” shall mean that sum equal to the greater of zero or the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from the investments in money markets as of the date of such Advance) had prepayment not occurred and the interest such Lender will actually earn (from like investments in money markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment.  Because of the short-term nature of this facility, Borrower agrees that Interest Differential shall not be discounted to its present value.

Section 3.4.                      Taxes.

(a)           All payments by the Borrower to or for the account of any Lender or the Agent hereunder, under any Note, or with respect to any other Obligation shall be made free and clear of and without deduction for any and all Taxes.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.4) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(b)           In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder, under any Note or with respect to any other Obligation or from the execution or delivery of, or otherwise with respect to, any Loan Documents (“Other Taxes”).

(c)           The Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including without limitation any Taxes or Other Taxes imposed on amounts payable under this Section 3.4) paid by the Agent or such Lender as a result of its Outstanding Credit Exposure or otherwise in connection with its participation in the Loan Documents liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.5.

(d)           Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date hereof, (i) deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax.  Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent.  All forms or amendments described in the preceding sentence shall provide evidence that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any Change in Law) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e)           For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to paragraph (d) above (unless such failure is due to any Change in Law, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.4 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender that is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under paragraph (d), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(f)           Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under any Loan Document pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g)           If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent).  The obligations of the Lenders under this paragraph (g) shall survive the payment of the Obligations and termination of this Agreement.

Section 3.5.                      Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2, 3.3 and 3.4, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.3 or 3.4.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with any Loan shall be calculated as though each Lender funded its Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining any Daily Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 3.1, 3.2, 3.3 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1.                      Effectiveness of Agreement.  This Agreement is subject to the condition precedent that, on or before the date hereof, the Agent shall have received the following:

(a)           executed counterparts of this Agreement, duly executed on behalf of the Borrower, the Agent and each Lender;

(b)           each of the Notes, duly executed on behalf of the Borrower and payable to the order of the applicable Lender;

(c)           the Security Agreement, duly executed on behalf of each Obligor;

(d)           the Reaffirmation, duly executed on behalf of each Obligor;

(e)           the Intellectual Property Security Agreement, duly executed on behalf of the Borrower;

(f)           a Fee Letter of even date herewith, duly executed by the Borrower;

(g)           a First Amendment to the Deed of Trust, duly executed on behalf of the Borrower, together with a commitment from Stewart Title Insurance Company to issue a date down endorsement to title insurance policy number M-9302-39954, in favor of and in form and substance satisfactory to the Agent, insuring that the Deed of Trust is a valid and enforceable first priority Lien on the Borrower’s fee simple title to the real estate and other real property therein described, free and clear of all standard exceptions and defects and Liens except such as the Agent in its sole discretion may approve;

(h)           evidence that financing statements with respect to each Obligor have been filed in each jurisdiction that, in the opinion of the Agent, is reasonably necessary to perfect the Liens created under the Loan Documents, to the extent such Liens can be perfected by filing;

(i)           current searches of appropriate filing offices in each jurisdiction in which an Obligor is organized (provided that such Obligor is organized in the United States) showing that no state or federal tax liens have been filed and remain in effect against any Obligor, and that no financing statements or other notifications or filings have been filed and remain in effect against any Obligor, other than those for which the Agent has received an appropriate release, termination or satisfaction or those permitted in accordance with Section 6.17;

(j)           control agreements duly executed on behalf of the Borrower and Bank of the West, as depository, together with such other control agreements as may be required to ensure compliance with Section 6.8;

(k)           confirmation that the Separation, Consulting & Non-Compete Agreement remains in full force and effect without any amendment, waiver or other modification thereof or any additional consent or authorization thereunder, and that Richard Fedor is in compliance therewith;

(l)           evidence of all insurance required by the terms of the Loan Documents, including flood insurance if the real estate described in the Deed of Trust is located within the 100-year flood plain, together with certificates and loss payable endorsements showing the Agent as mortgagee, additional insured and lender loss payee thereunder;

(m)           a certificate, signed by an Authorized Officer of the Borrower, certifying that as the date hereof:

(i)           no Default or Event of Default has occurred and is continuing;

(ii)           the representations and warranties contained in Article V and in each other Loan Document are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date;

(iii)           no action, suit, investigation or proceeding is pending or, to the knowledge of any Obligor, threatened in any court or before any arbitrator or governmental authority that would reasonably be expected to result in a Material Adverse Effect;

(iv)           there has not occurred a material adverse change (x) in the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, since October 31, 2010 or (y) in the facts and information regarding such entities as represented to the Agent or any Lender by such entities to date; and

(v)           no governmental, equity holder or third party consent or approval is required in connection with this Agreement or the contemplated financing and all applicable waiting periods have expired without any action being taken by any authority that would be reasonably likely to restrain, prevent or impose any material adverse conditions on the Borrower and its Subsidiaries, taken as a whole;

(n)           certificates of the Secretary or Assistant Secretary of each Obligor certifying (i) that there have been no changes in the charter document of such Obligor as attached thereto and, with respect to the Borrower, as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the Bylaws, Operating Agreement or other organizational document, as attached thereto, of such Obligor as in effect on the date of such certification, (iii) the resolutions of the Board of Directors or other governing body of such Obligor authorizing the execution, delivery and performance of each Loan Document to which it is a party, (iv) the Good Standing Certificate (or analogous documentation if applicable) for such Obligor from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction and (v) the names and true signatures of each of the Authorized Officers authorized to sign the Loan Documents to which such Obligor is a party;

(o)           written opinions of counsel to the Obligors (which may include local counsel and in-house counsel), in form and substance satisfactory to the Agent and addressed to the Agent and the Lenders with respect to the matters contemplated by the Loan Documents;

(p)           payment of $1,000,000 in immediately available funds, to be applied, first, to payment of that portion of the Closing Fee due and payable on the date hereof, and, second, to installments of principal due under the Facility as provided in Section 2.2(a), in inverse order of maturity;

(q)           payment in immediately available funds of all Current Interest and all PIK Interest due and payable on the date hereof as provided in Section 2.8; and

(r)           payment in immediately available funds of all other fees and amounts due and payable on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 5.1.                      Existence and Standing.  Each of the Borrower and its Subsidiaries is a legal entity duly and properly incorporated or formed, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization, is duly licensed, and is qualified to conduct its business in each jurisdiction in which its business is conducted except where failure to so qualify to conduct its business could not reasonably be expected to result in a Material Adverse Effect.  The state of organization and the chief executive office and principal place of business of each direct and indirect Subsidiary of each Obligor are designated as such in Schedule 5.1, and all records relating to their respective businesses are kept at those locations.

Section 5.2.                      Authorization and Validity.  Each Obligor has all requisite power and authority and legal right to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is a party.  The execution and delivery by each Obligor of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which it is a party constitute the legal, valid and binding obligations of such Obligor enforceable against such Obligor in accordance with their terms.

Section 5.3.                      No Conflict; Government Consent.  The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not (a) violate any law, rule, regulation, order, writ, judgment, injunction, arbitration, decree or award binding on an Obligor, (b) violate any Obligor’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, (c) violate the provisions of any indenture, instrument or agreement to which any Obligor is a party or is subject, or by which it, or its Property, may be bound or affected, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of any Obligor (whether now owned or hereafter acquired) pursuant to the terms of any such indenture, instrument or agreement, or (d) require any order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, domestic or foreign, or any third party, except such as has been obtained, accomplished or given prior to the date hereof.

Section 5.4.                      Financial Statements.  The audited consolidated financial statements of the Borrower and its Subsidiaries for the year ended October 31, 2010, and their unaudited financial statements for the period ended January 31, 2011, heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.  The unaudited financial statements of the Borrower and its Subsidiaries for the period ended May 1, 2011, upon delivery to the Lenders, will be prepared in accordance with GAAP in effect on the date such statements are prepared and will fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

Section 5.5.                      Material Adverse Change.  Since the date of the most recent audited financial statements delivered to the Lenders as described in Section 5.4, there has been no change in the business, Property, financial condition or results of operations of any Obligor which could reasonably be expected to have a Material Adverse Effect.

Section 5.6.                      Taxes.  Each Borrower or any of its Subsidiaries has paid or caused to be paid to the proper authorities when due all federal, state, foreign and local taxes required to be withheld by it.  Each Borrower or any of its Subsidiaries has filed all United States federal tax returns and all other tax returns which are required to be filed by it and has paid all taxes due pursuant to said returns or pursuant to any assessment received by it, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists.  No tax liens have been filed and no claims are being asserted with respect to any such taxes.  The charges, accruals and reserves on the books of each Borrower or any of its Subsidiaries in respect of any taxes or other governmental charges are adequate.  Proper and accurate amounts have been withheld by each Borrower or any of its Subsidiaries from its respective employees for all periods in compliance with the tax, social security and any employment withholding provisions of applicable federal and state law.

Section 5.7.                      Litigation and Contingent Obligations.  There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any officer of the Borrower or any of its Subsidiaries, threatened against or affecting the Borrower or any of its Subsidiaries or any of its Property which could reasonably be expected to have a Material Adverse Effect.  Other than any liability incident to any litigation, arbitration, investigation, proceeding or inquiry which could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries has any material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

Section 5.8.                      Subsidiaries.  Schedule 5.8 contains an accurate list of all Subsidiaries of each Obligor as of the date hereof and sets forth the holder, class and the percentage interests of the ownership of such Subsidiaries.  All of the issued and outstanding Capital Stock of such Subsidiaries have been (to the extent such concepts are relevant with respect to such Capital Stock) duly authorized and issued and are fully paid and non-assessable.  No violation of any preemptive rights will be triggered by virtue of the transactions contemplated by the Loan Documents.

Section 5.9.                      ERISA; Plans.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 5.10.                      Accuracy of Information.  This Agreement, together with each other Loan Document and the exhibits, schedules, attachments, written or oral statements, documents, certificates and other items prepared or supplied to the Agent or any Lender by or on behalf of any Obligor with respect to the transactions contemplated hereby or thereby, does not contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading (and, as to projections, valuations or pro forma financial statements, all of such information presents a good faith opinion based on reasonable assumptions as of the date made as to such projections, valuations and pro forma condition and results). There is no fact that the Borrower has not disclosed to the Agent or any Lender in writing and of which any of its officers, directors or executive employees is aware and that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.11.                      Regulation U.  Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

Section 5.12.                      Material Agreements.  Neither the Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries is in default, beyond any applicable notice, grace, or cure period, in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Indebtedness.

Section 5.13.                      Licenses; Compliance With Laws.  Set forth in Schedule 5.13 is a true and complete list and summary description of all material franchises, permits, licenses and other rights, including all governmental approvals, authorizations, consents, licenses and permits, that are necessary or required for the conduct of the businesses currently conducted by the Borrower and its Subsidiaries (collectively, the “Licenses”).  The Borrower knows of no basis upon which the renewal of any License would be denied in the future.  Each such License has been validly issued and is in full force and effect, and neither the Borrower nor any of its Subsidiaries is in violation of any such License.  Each of the Borrower and its Subsidiaries is in compliance in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over it, the conduct of its business or the ownership of its Property.

Section 5.14.                      Ownership of Properties.  Set forth and described in Schedule 5.14 is a correct and complete list of all interests (including all fee simple and leasehold interests) of each of the Borrower and its Subsidiaries in any real property or fixtures, wherever located.  Except as set forth on Schedule 5.14, each of the Borrower and its Subsidiaries has good and absolute fee or leasehold title, as the case may be, to all such real property and fixtures and to all of the other Property reflected in the Borrower’s most recent consolidated financial statements, in each case free and clear of all Liens other than Permitted Liens.  Schedule 5.14 also sets forth a correct and complete list of all warehouses in which inventory or other assets of an Obligor are located.  No financing statement naming any Obligor as debtor is on file in any office except to perfect the Permitted Liens.

Section 5.15.                      Plan Assets; Prohibited Transactions.  Neither the Borrower nor any of its Subsidiaries is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the performance by the Obligors of their obligations under the Loan Documents gives rise to a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

Section 5.16.                      Environmental Matters.  In the ordinary course of its business, the officers of each of the Borrower and its Subsidiaries consider the effect of Environmental Laws on its business and on its Subsidiaries, in the course of which such officers identify and evaluate potential risks and liabilities due to Environmental Laws.  On the basis of this consideration, each of the Borrower and its Subsidiaries has concluded that its compliance with Environmental Laws cannot reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries is aware of any events, conditions, circumstances, activities, practices, incidents, actions or plans that may interfere with or prevent continued compliance with, or that may give rise to any material liability under, any Environmental Laws.  Neither the Borrower nor any of its Subsidiaries has received any notice to the effect that its operations are not in compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.  Each of the Borrower and its Subsidiaries has obtained all permits, licenses and other authorizations that are required under Environmental Laws, and all of its activities comply with all Environmental Laws and all terms and conditions of all such permits, licenses and authorizations.

Section 5.17.                                Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.18.                                Insurance.  The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all their Property, liability insurance, and environmental insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as is consistent with sound business practice.

Section 5.19.                      Intellectual Property.

(a)           Specified Intellectual Property.  Schedule 5.19 is a complete list of all Specified Intellectual Property, including the owner of each item and the application, registration or patent number of each item.

(b)           Owned Intellectual Property. Except as disclosed on Schedule 5.19, (i) each of the Borrower and its Subsidiaries owns its Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third Person), court orders, injunctions, decrees, writs or Liens (other than Permitted Liens), whether by written agreement or otherwise, (ii) no other Person owns or has been granted any right in such Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable, and (iv) each of the Borrower and its Subsidiaries has taken all commercially reasonable action necessary to maintain, protect and enforce the Owned Intellectual Property owned by it.

(c)           Intellectual Property Rights of Others. Except as disclosed on Schedule 5.19 and in written agreements copies of which have been given to the Agent, each of the licenses to use the Licensed Intellectual Property of the Borrower and its Subsidiaries are free and clear of all restrictions, court orders, injunctions, decrees, or writs or Liens (other than Permitted Liens), whether by written agreement or otherwise.  Except as disclosed on Schedule 5.19, (i) neither the Borrower nor any of its Subsidiaries is obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights (other than payments of customary license fees with respect to Commercially Available Intellectual Property), (ii) no Person has been granted any right in the Exclusively Licensed Intellectual Property, (iii) all Exclusively Licensed Intellectual Property is valid, subsisting and enforceable, and (iv) each of the Borrower and its Subsidiaries has taken all commercially reasonable action necessary to maintain, protect and enforce the Exclusively Licensed Intellectual Property licensed to it.

(d)           Agreements with Employees and Contractors. Each of the Borrower and its Subsidiaries has entered into a legally enforceable agreement with each of its employees and subcontractors obligating each such Person to assign to the Borrower or such Subsidiaries, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person’s employment or engagement (except to the extent prohibited by law), and further requiring such Person to cooperate with the Borrower or such Subsidiaries, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein; provided, however, that the foregoing shall not apply with respect to employees and subcontractors whose job descriptions are of the type such that no such assignments are reasonably foreseeable.

(e)           Infringement. Except as disclosed on Schedule 5.19, neither the Borrower nor any of its Subsidiaries has any knowledge of, and has not received any written claim or notice alleging, any infringement, dilution, misappropriation or other violation of another Person’s Intellectual Property Rights (including any written claim that the Borrower or any Subsidiaries must license or refrain from using the Intellectual Property Rights of any third Person) nor, to the knowledge of the Borrower or any of its Subsidiaries, is there any threatened claim or any reasonable basis for any such claim.

Section 5.20.                      Other Relationships.  To the best knowledge of the Borrower, except as set forth in Schedule 5.20, neither the Borrower nor any of its Subsidiaries nor any of such Person’s directors or officers has any interest (other than as non-controlling holders of securities of a publicly-traded company), either directly or indirectly, in any Person (whether as an employee, officer, director or shareholder) that presently (a)  provides any services or designs, produces or sells any products or product lines, or engages in any activity, in each case that is the same, similar to or competitive with any activity or business in which any Obligor is now engaged, (b) is a supplier, customer or creditor of any Obligor, or (c) has any direct or indirect interest in any Property used by any Obligor or that is necessary or desirable for the conduct of the business of any Obligor.

Section 5.21.                      Account Relationships.  Set forth in Schedule 6.8 is a true and complete list and summary description of all deposit, checking, payroll and other banking accounts, securities accounts and commodity accounts maintained by any Obligor.

Section 5.22.                      Solvency.

(a)           Immediately after giving effect to this Agreement and to all of the loans, guaranties and other financial accommodations contemplated under the Loan Documents, each Obligor (i) was not and will not be insolvent, as that term is used and defined in Section 2(a) of the Uniform Fraudulent Transfer Act; (ii) does not contemplate filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law any jurisdiction or country, and, to the best knowledge of the Borrower, is not the subject of any bankruptcy or insolvency proceedings or similar proceedings under any law of any jurisdiction or country threatened or pending against such Obligor; (iii) does not intend to hinder, delay or defraud either its present or future creditors; (iv) does not have unreasonably small capital and is not engaged or about to engage in a business or a transaction for which any remaining assets of such Obligor are unreasonably small; (v) has Property and other assets, the present fair saleable value of which will exceed the debts and liabilities, subordinated, contingent or otherwise, of such Obligor; and (vi) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

(b)           The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 5.23.                      No Default.  No Default or Event of Default has occurred and is continuing.

ARTICLE VI

COVENANTS

So long as any Obligations (other than unasserted contingent indemnity obligations) remain unpaid, the Borrower will comply with the following requirements:

Section 6.1.                      Financial Reporting.

(a)           The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and deliver or cause to be delivered to the Agent and the Lenders:

(i)           Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP) audit report, with no going concern modifier (other than a going concern modifier resulting from all or a substantial portion of the Obligations being classified as a current liability of the Borrower, provided that, as of the end of such fiscal year, the Borrower is in compliance with each of the Financial Covenants), in each case certified by independent certified public accountants reasonably acceptable to the Lenders, prepared in accordance with GAAP on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants and need not be provided with respect to any balance sheets) for the Borrower and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (1) any written communications required by applicable auditing or review standards prepared by said accountants and (2) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Event of Default, or if, in the opinion of such accountants, any Default or Event of Default shall exist, stating the nature and status thereof.

(ii)           Within 30 days after the end of each Fiscal Month of the Borrower, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the end of each such Fiscal Month and consolidated and consolidating profit and loss and reconciliation of surplus statements (including sufficient detail for independent calculation of each of the Financial Covenants) and a statement of cash flows for the fiscal year-to-date- period then ended, all certified by its chief financial officer.

(iii)           As soon as available, but in any event within 45 days before the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrower for such fiscal year.

(iv)           Together with the financial statements required under Section 6.1(a)(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed its chief financial officer and the Consultant (1) showing the calculations necessary to determine compliance with this Agreement, (2) confirming that there has occurred no termination, expiration or cancellation or, to their knowledge, no violation of (x) any employment arrangement of any Senior Officer (or any material change in his or her respective duties or responsibilities), (y) the Engagement Agreement or (z) the Separation, Consulting & Non-Compete Agreement, and (3) without limiting the foregoing, stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

(v)           Not later than 12:00 noon on the third Business Day of each week, a 13-week cash flow budget in form and content acceptable to the Lenders, which shall contain (without limitation) weekly variances and cumulative line item unfavorable variances not greater than ten percent on cash receipts or ten percent on cash disbursements when compared to the most recent 13-week cash flow budget delivered to the Agent and the lenders, together with a description of any such variances.

(vi)           Not later than thirty days after the date hereof, a copy of an updated Strategic Operating Plan for the Borrower’s  2011, 2012 and 2013 fiscal years which shall be acceptable to the Agent and the Required Lenders in their reasonable discretion, together with a copy of the resolutions adopted by the board of directors of the Borrower, and certified by the secretary of the Borrower, which evidence the board of directors’ approval of such updated Strategic Operating Plan.

(vii)           Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(viii)           Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(ix)           From time to time, with reasonable promptness, any and all receivables schedules, collection reports, deposit records and such other material reports, records or information as the Agent or any Lender may from time to time reasonably request.

(x)           Not later than 30 days after the end of each fiscal year of the Borrower, updated certificates of insurance showing the Agent as additional insured, lender loss payee and, as appropriate, mortgagee, and otherwise satisfying all requirements specified in the Loan Documents.

(xi)           Such other information (including non-financial information and environmental reports) as the Agent or any Lender may from time to time reasonably request.

(b)           If any information which is required to be furnished to the Agent or any Lender under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Agent and the Lenders at such earlier date.

Section 6.2.                      Use of Proceeds.  The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for general corporate purposes.  The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).

Section 6.3.                      Notice of Material Events.

(a)           The Borrower will, and will cause each Subsidiary to, give notice in writing to the Agent and each Lender, promptly and in any event not later than the day after an officer of the Borrower or such Subsidiaries obtains knowledge thereof, of the occurrence of any of the following:

(i)           any Default or Event of Default;

(ii)           the filing or commencement of any action, suit, arbitration, investigation or proceeding by or before any arbitrator or governmental authority (including pursuant to any applicable Environmental Laws) against or affecting the Borrower, any Subsidiary or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(iii)           the occurrence of any ERISA Event;

(iv)           any material change in accounting policies of, or financial reporting practices by, the Borrower or any Subsidiary;

(v)           any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect;

(vi)           the termination, expiration, cancellation or default under, or violation of, (1) any employment arrangement of any Senior Officer, or any material change in his or her respective duties or responsibilities, (2) the Engagement Agreement or (3) the Separation, Consulting & Non-Compete Agreement; and

(vii)           receipt by any Obligor of an income tax refund in excess of $10,000.

(b)           Each notice delivered under this Section shall be accompanied by (i) a detailed statement of an Authorized Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto, and (ii) a copy of any notice received by the Borrower or any Subsidiary from any arbitrator or governmental authority.

Section 6.4.                      Conduct of Business; Strategic Operating Plan.  Except to the extent permitted in Section 6.14(e), the Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.  The Borrower will act and operate in accordance with its Strategic Operating Plan and, except to the extent required under Section 6.1(a)(vi), will not amend, restate, supplement or otherwise modify its Strategic Operating Plan without the prior written consent of the Agent and the Required Lenders, which consent may be withheld at the reasonable discretion of the Agent and the Required Lenders.

Section 6.5.                      Consultant.

(a)           From and after the date hereof, the Borrower shall continue to retain a consultant (the “Consultant”) acceptable to the Borrower, the Agent and the Lenders.  The Consultant shall have all of the authority and responsibilities set forth in that certain Agreement for Consulting Services dated as of July 16, 2010 between the Borrower and Morris-Anderson & Associates, Ltd. (as amended, restated, supplemented or otherwise modified from time to time, and collectively with the MA&A Work/Project Authorization dated as of July 16, 2010, the “Engagement Agreement”).  The Borrower shall not terminate, amend, alter or otherwise change the terms of the Engagement Agreement, whether by execution of an Authorization (as defined in the Engagement Agreement) or otherwise, without the prior written consent of the Agent and the Lenders.

(b)           The Borrower represents and warrants to the Agent and the Lenders that the chief executive officer of the Borrower and the Consultant will, in addition to their other duties and responsibilities: (i) internally control all cash disbursements and cash receipts of the Borrower and all employment decisions with respect to the employees and agents of the Borrower, and cause any disputes between the chief executive officer and the Consultant to be resolved by independent members of the Borrower’s board of directors, (ii) attend all meetings of, and receive copies of all communications to or among, the board of directors of the Borrower, (iii) attend all meetings and discussions among any of the Borrower’s directors, officers or employees regarding any acquisitions, divestitures, Investments, financings or related transactions by or for the benefit of the Borrower, and provide the Agent and the Lenders with a bi-weekly report of any such meetings and discussions, (iv) concurrently with such bi-weekly report, deliver to the Agent a detailed report setting forth the Borrower’s status and projections with respect to the Strategic Operating Plan, and a description of the Borrower’s actions taken with respect to the Strategic Operating Plan in the preceding two-week period, and (v) on or before December 31, 2011, deliver to the Agent a copy of resolutions adopted by the Borrower’s board of directors on or about the date thereof setting forth the Borrower’s progress with respect to each element of the Strategic Operating Plan.  Notwithstanding the forgoing, nothing stated in this Section shall prohibit the board of directors of the Borrower from convening in executive sessions within its meetings, outside the presence of the chief executive officer of the Borrower or the Consultant, for purposes of conducting such business as the board of directors of the Borrower deems appropriate.

Section 6.6.                      Taxes.  The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property in each case prior to the date on which penalties attach thereto, except those which are being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP.  The Borrower will also pay or discharge, and will cause each of its Subsidiaries to pay or discharge, when due, all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien or charge upon any Property of the Borrower or such Subsidiaries, except those claims which are being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP.

Section 6.7.                      Insurance.  The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

Section 6.8.                      Deposit, Securities and Commodity Accounts.  The Borrower will not, and will not permit any of its Subsidiaries to, maintain any deposit account, securities account or commodity account unless the Borrower has delivered to the Agent a control agreement with respect to such deposit account, securities account or commodity account in favor of and acceptable in form and substance to the Agent, or the Agent otherwise has control (as that term is used in Article 8 or Article 9 of the Code, as applicable) of such account; provided, however, that the Borrower will not be required to deliver to the Agent a control agreement with respect to (i) the depository account of GameTech Canada Corporation maintained with HSBC Bank Canada as such account is further described on Schedule 6.8 if, not later than thirty days after the date hereof, the Borrower shall have delivered to the Agent evidence (in form and substance acceptable to the Agent) that such deposit account has been terminated and closed, (ii) any other deposit account set forth on Schedule 6.8 to the extent the amount of funds maintained in any such account is at all times equal to or less than $25,000, and (iii) the securities account of the Borrower maintained with TD Ameritrade as such account is further described on Schedule 6.8 if, not later than thirty days after the date hereof, the Borrower shall have delivered to the Agent evidence (in form and substance acceptable to the Agent) that such securities account has been terminated and closed.

Section 6.9.                      Compliance with Laws and Material Contractual Obligations.  The Borrower will, and will cause each Subsidiary to, (a) comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including all Environmental Laws, except where such non-compliance or non-performance could not reasonably be expected to result in a Material Adverse Effect, and (b) perform its obligations under all material agreements to which it is a party.

Section 6.10.                      Negative Pledges; Restrictive Covenants.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding this Agreement and the other Loan Documents) restricting (a) the creation or assumption of any Lien upon its Property, revenues or assets, whether now owned or hereafter acquired, or the ability of any Obligor to amend or otherwise modify any Loan Document or (b) the ability of any Subsidiary (other than the Borrower) to make any payments directly or indirectly to the Borrower, by way of dividends, advances, repayments of loans or advances, reimbursements of management and any other intercompany charges, expenses and accruals, or otherwise.

Section 6.11.                      Maintenance of Properties.  The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.  The Borrower will, and will cause each of its Subsidiaries to, take all commercially reasonable steps necessary to protect and maintain the Owned Intellectual Property and the Exclusively Licensed Intellectual Property.  The Borrower will, and will cause each of its Subsidiaries to, take all commercially reasonable steps necessary to prosecute any Person infringing, diluting, misappropriating or otherwise violating the Owned Intellectual Property and the Exclusively Licensed Intellectual Property.

Section 6.12.                      Books and Records; Inspection.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made in accordance with GAAP of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to audit and inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower or any of its Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, the respective officers of the Borrower and its Subsidiaries at such reasonable times and intervals as the Agent or any Lender may designate.

Section 6.13.                      Indebtedness.  The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)           the Loans and other Obligations; and

(b)           Indebtedness existing on the date hereof and described in Schedule 6.13 and any renewal or extension of such Indebtedness is not increased above the amount outstanding immediately prior to giving effect to any such renewal or extension; and

(c)           Subordinated Debt, provided that (i) each of the terms and conditions of such Subordinated Debt are in all respects acceptable to the Lenders in their reasonable discretion, (ii) prior to permitting, creating incurring or suffering to exist any such Subordinated Debt, the Borrower shall have delivered a Subordination Agreement to the Agent with respect to such Subordinated Debt, and (iii) neither the Borrower nor any Subsidiary will make any payment of any principal, interest or fees in violation of such Subordination Agreement, take any action whereby the subordination of any Subordinated Debt or any part thereof to the Obligations might be terminated, impaired or adversely affected, or amend, supplement or otherwise modify any terms or provisions of the Subordination Agreement or any documents evidencing any Subordinated Debt without first obtaining the prior written consent of the Lenders.

Section 6.14.                      Sale of Assets; Fundamental Transactions.  The Borrower will not, and will not permit any of its Subsidiaries to, liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell, lease, assign, transfer or otherwise dispose of any assets, or merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or acquire all or substantially all of the assets of any other Person or any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any Person, or agree to do any of the foregoing at any future time, except that the foregoing shall not prohibit:

(a)           the merger or consolidation of any Obligor into any other Obligor, provided that in the case of any merger involving the Borrower, the Borrower must be the surviving entity;

(b)           the sale, lease or transfer by any Subsidiary of all or a substantial part of its assets to the Borrower or another Obligor, and the acquisition by the Borrower or such Obligor of such assets, so long as such assets are expressly sold, leased or transferred subject to any Lien granted under the Security Documents;

(c)           the sale or lease of inventory, or sales of used, worn-out or surplus equipment, all in the ordinary course of business consistent with past practice;

(d)           licenses of intellectual property in the ordinary course of business; and

(e)           the transactions described in Schedule 6.14 hereto.

Section 6.15.                      Investments.  The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, except:

(a)           Cash Equivalent Investments;

(b)           existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 6.15; and

(c)           travel advances to management personnel and employees in the ordinary course of business not exceeding an aggregate of $50,000 for all of the Borrower and its Subsidiaries during any fiscal year of the Borrower.

Section 6.16.                      Acquisitions.  The Borrower will not, nor will it permit any Subsidiary to, make any Acquisition.

Section 6.17.                      Liens.  The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except the following (collectively, the “Permitted Liens”):

(a)           Liens in favor of the Agent or any Lender securing the Obligations;

(b)           Liens for taxes, assessments or governmental charges or levies on its Property to the extent not required to be paid by Section 6.6;

(c)           Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business to the extent not required to be paid by Section 6.6;

(d)           Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(e)           utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries;

(f)           Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution; and

(g)           Liens existing on the date hereof and described in Schedule 6.17.

Section 6.18.                      Capital Expenditures.  The Borrower will not, nor will it permit any Subsidiary to, make any Capital Expenditure if (a) such Capital Expenditure will be used for a purpose other than purchasing gaming equipment (and the related parts thereof) for leasing to customers in the ordinary course of business, or (b) after giving effect to such Capital Expenditure, the aggregate amount of the Consolidated Capital Expenditures made by the Borrower and its Subsidiaries would exceed $5,000,000 during the 2011 fiscal year of the Borrower or $3,500,000 during the 2012 fiscal year of the Borrower, provided, however, that the maximum amount of the Consolidated Capital Expenditures permitted during the 2012 fiscal year of the Borrower shall be increased to $4,500,000 if (i) the aggregate amount of Consolidated Capital Expenditures made by the Borrower and its Subsidiaries during the 2011 fiscal year of the Borrower shall have been less than $4,000,000 and (ii) no Default or Event of Default shall have occurred and be continuing as of November 30, 2011.  No Capital Expenditure shall be permitted to the extent it would result in a failure of the Borrower or any other Obligor to comply with any Financial Covenant or any other covenant or agreement under the Loan Documents.

Section 6.19.                      Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

Section 6.20.                      Sale and Leaseback Transactions.  The Borrower will not, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, or suffer to exist any Sale and Leaseback Transaction.

Section 6.21.                      Guaranties.  The Borrower will not, and will not permit any Subsidiary to, assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person or any other Contingent Obligation, except:

(a)           the Guaranties;

(b)           the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

(c)           guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the Closing Date and listed in Schedule 6.22; together with any extension, renewal or replacement thereof (so long as such indebtedness is not increased above the amount outstanding immediately prior to giving effect to any such extension, renewal or replacement).

Section 6.22.                      Restricted Payments.  The Borrower will not, nor will it permit any Subsidiary to, declare or make any Restricted Payment, except that any Subsidiary may declare and pay dividends or make distributions to the Borrower.  The Borrower shall give the Agent at least ten Business Days’ prior written notice of any Restricted Payment made hereunder, including the amount thereof and such other information with respect thereto as the Agent may reasonably request.

Section 6.23.                      Restrictions on Sale and Issuance of Subsidiary Stock.  The Borrower will not:

(a)           permit any of its Subsidiaries to issue or sell any units of any class of such Subsidiary’s Capital Stock to any other Person (other than to the Borrower or a Wholly-Owned Subsidiary of the Borrower);

(b)           sell, transfer or otherwise dispose of any units of any class of any of its Subsidiary’s Capital Stock to any other Person (except to the Borrower or a Wholly-Owned Subsidiary of the Borrower); or

(c)           permit any of its Subsidiaries to sell, transfer or otherwise dispose of any units of any class of Capital Stock of any other Subsidiary of the Borrower to any other Person (other than to the Borrower or a Wholly-Owned Subsidiary of the Borrower).

Section 6.24.                      Creation of Subsidiaries.  The Borrower will obtain the prior written approval of the Required Lenders prior to creating a Subsidiary or acquiring any business that would constitute a Subsidiary.  Upon receipt of any such prior written approval, the Borrower will cause each new Subsidiary to execute and deliver to the Agent a guaranty, security agreement, mortgage (if applicable) and such other documents as the Agent may reasonably request, each in form and content acceptable to the Agent, whereupon such Subsidiary shall constitute an Obligor hereunder.  In addition, the Borrower will, upon the creation (or acquisition) of any such Subsidiary, execute and deliver an amendment to its Security Agreement (with appropriate stock powers executed in blank) with respect to such Subsidiary in favor of the Agent. If any such Subsidiary is organized under a jurisdiction other than the United States of America or a state thereof, the Agent and the Required Lenders will negotiate in good faith with the Borrower and such Subsidiary to (a) limit the amount of the stock so pledged to the Agent or (b) otherwise include provisions in such Subsidiary’s guaranty and the Borrower’s Security Agreement (relating to such Subsidiary) designed to prevent deemed distributions to the Borrower under Section 956 of the Code; provided, however, that such provisions shall preserve the maximum security possible in such Subsidiary, its assets and the Borrower’s equity interest therein for the Agent in connection with such considerations; provided further, that neither the Agent nor any Lender shall be responsible to the Borrower, any Obligor, any such Subsidiary or any other Person for the sufficiency of such provisions to accomplish their stated purpose.

Section 6.25.                      Financial Covenants.  The Borrower shall at all times comply with each of the Financial Covenants.

Section 6.26.                      Consent Agreements.  Not later than forty-five 45 calendar days after the date hereof, the Borrower shall deliver to the Agent, each in form and content reasonably satisfactory to the Agent, each of the following:

(a)           a consent and waiver agreement signed by each landlord with respect to the leased locations of each Obligor as shown on Schedule 5.14, acknowledging the Agent’s prior security interest in all personal property located on such leased sites and allowing the Agent and the Lenders to enter upon such leased sites to remove such personal property at any time; and

(b)           an acknowledgment and waiver of Liens, signed by an appropriate officer of each warehouse with respect to the warehouse locations of each Obligor as shown on Schedule 5.14, acknowledging the Agent’s prior security interest in all property located in such warehouse and agreeing to turn over such property to the Agent upon request at any time.

Section 6.27.                      Additional Opinion of Counsel.  Not later than forty-five 45 calendar days after the date hereof, the Borrower shall deliver to the Agent and the Lenders, in form and content reasonably satisfactory to them, a written opinion of outside counsel to the Obligors (which counsel shall be reasonably satisfactory to the Agent and the Lenders) confirming that (a) each Obligor is duly licensed to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by such Obligor makes such licensing necessary, (b) neither the execution and delivery of, nor the performance by each Obligor under, the Loan Documents to which such Obligor is a party will result in any violation of any law, statute, ordinance or regulation applicable such Obligor, and (c) such other matters as to licensing and compliance with applicable laws and regulations as the Agent and the Lenders may reasonably request.  If the Borrower is unable to deliver such opinion or if, in the course of preparing such opinion, counsel identifies any violation or noncompliance with applicable law or otherwise identifies licenses that have not been obtained or are no longer in full force and effect, the Borrower shall promptly, and in any event not later than 15 days after the date the Borrower obtains knowledge thereof, obtain or cause to be obtained evidence of compliance or such licenses as are necessary to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by any Obligor makes such licensing necessary.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute an Event of Default:

Section 7.1.                      Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with any Loan Document, or in any other certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with any Loan Document, shall have been untrue or incorrect in any material respect when made.

Section 7.2.                      Default in the payment of any Obligation when the same becomes due and payable.

Section 7.3.                      Default in the performance, or breach, of any of the terms or provisions of   Sections 6.1, 6.2, 6.3, 6.4 and 6.5 and Sections 6.13 – 6.25, including without limitation any default in the performance, or breach, of any Financial Covenant.

Section 7.4.                      Default in the performance, or breach, of any of the terms or provisions of this Agreement (other than any terms or  provisions a Default in whose performance or breach is specifically dealt with elsewhere in this Article VII) and such default or breach continues for a period of 15 calendar days after the Borrower or any Obligor has or should reasonably have had notice thereof, or the Borrower or any other Obligor shall fail to perform or observe any obligation or covenant under any other Loan Document (other than an obligation or a covenant specifically described elsewhere in this Article VII), which continues unremedied beyond any applicable cure period specified in such Loan Document.

Section 7.5.                      Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable notice, grace, or cure period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall be or become insolvent as that term is used and defined in Section 2(a) of the Uniform Fraudulent Transfer Act, or not pay, or admit in writing its inability to pay, its debts generally as they become due, or cease to do business in the ordinary course.

Section 7.6.                      The Borrower or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (f) fail to contest in good faith any appointment or proceeding described in Section 7.7.

Section 7.7.                      Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days, or a writ of attachment, garnishment, levy or similar process shall be issued against or served on the Agent or any Lender with respect to (a) any Property of any Obligor in the possession of the Agent or such Lender, or (b) any indebtedness of the Agent or any Lender to any Obligor.

Section 7.8.                      Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

Section 7.9.                      The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (a) judgments or orders for the payment of money in excess of $25,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (b) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

Section 7.10.                      An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

Section 7.11.                      Nonpayment by the Borrower or any Subsidiary of any Rate Management Obligation when due or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Lender or Affiliate of a Lender is a party thereto, and such failure to pay or breach continues beyond any applicable notice, grace or cure period.

Section 7.12.                      Any Change in Control shall occur.

Section 7.13.                      Any Loan Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document, or any Obligor shall deny that it has any further liability under any Loan Document to which it is a party, or shall give notice to such effect.

Section 7.14.                      Any Collateral Document shall for any reason fail to create a valid and perfected first priority Lien in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document.

Section 7.15.                      (a) Any Senior Officer shall resign or be terminated, and no suitable replacement, as approved by the Agent and the Lenders in their reasonable discretion, shall have been retained by the Borrower within 30 calendar days after the date such Senior Officer resigns or is terminated, or (b) any Senior Officer shall otherwise cease to have the same or similar authority, responsibilities or position as set forth in his or her employment arrangement with the Borrower, except to the extent such change in authority, responsibility or position has been approved or accepted by the Consultant and the board of directors of the Borrower.

Section 7.16.                      The Separation, Consulting and Non-Compete Agreement shall be amended, restated, supplemented, waived, terminated or otherwise modified.

Section 7.17.                      The Consultant shall no longer have all of the authority and responsibilities set forth herein and in the Engagement Agreement, or the Engagement Agreement shall be terminated prior to the Maturity Date.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

Section 8.1.                      Acceleration; Remedies.

(a)           If any Event of Default described in Section 7.6 or 7.7 occurs with respect to any Obligor, the Obligations (other than the Rate Management Obligations) shall immediately become due and payable without any election or action on the part of the Agent or any Lender.  If any other Event of Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders or the applicable Agent, Lender or Lending Installation with respect to the applicable Rate Management Obligations) may declare any or all of the Obligations to be due and payable, whereupon such Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(b)           If, within 30 days after acceleration of the maturity of the Obligations as a result of any Event of Default (other than any Event of Default as described in Section 7.6 or 7.7 with respect to any Obligor) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

(c)           Upon the occurrence and during the continuation of any Event of Default, the Agent may, subject to the direction of the Required Lenders:

(i)           Apply for the appointment of, or taking possession by, a trustee, receiver, liquidator or other similar official of all or any of the Obligors to hold or liquidate any or all of the Property of any or all of the Obligors.  The Borrower hereby consents (and, by executing their Guaranties and the Reaffirmation), each Obligor consents) to such appointment and agrees to execute and deliver any and all documents requested by the Agent relating to the appointment of such trustee, receiver, liquidator or other similar official (whether by joining in a petition for the appointment of such an official, by entering no contest to a petition for the appointment of such an official, or otherwise, as appropriate under applicable law).

(ii)           Exercise and enforce the rights and remedies available to the Agent or any Lender under any Loan Document.

(iii)           Exercise any other rights and remedies available to the Agent or any Lender by law or agreement.

Section 8.2.                      Application of Funds.  After the exercise of remedies provided for in Section 8.1 (or after the Obligations have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(a)), any amounts received by the Agent on account of the Obligations shall be applied by the Agent in the following order:

(a)           first, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent in its capacity as such;

(b)           second, to payment of fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders as required by Section 9.6 and amounts payable under Article III);

(c)           third, to payment of accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this Section 8.2(c) payable to them;

(d)           fourth, to payment of the unpaid principal of the Loans, ratably among the Lenders in proportion to their Pro Rata Shares;

(e)           fifth, to payment of all other Obligations ratably among the Lenders; and

(f)           last, the balance, if any, to the Borrower or as otherwise required by Law.

Section 8.3.                      Preservation of Rights.  No delay or omission of any Lender or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or Event of Default or an acquiescence therein.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been indefeasibly paid in full.

Section 8.4.                      Amendments.  Subject to the provisions of this Section 8.4, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of any Lender, the Agent or the Borrower hereunder or waiving any Event of Default hereunder; provided, however, that no such supplemental agreement shall:

(a)           without the consent of each Lender directly affected thereby, extend the final maturity of any Loan to a date after the Maturity Date (except as contemplated in Section 2.17) or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon;

(b)           without the consent of all of the Lenders, reduce the percentage specified in the definition of Required Lenders;

(c)           without the consent of all of the Lenders, amend this Section 8.4;

(d)           without the consent of all of the Lenders, release any Guarantor of the Obligations or, except as provided in the Collateral Documents, release all or substantially all of the Collateral.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent.  The Agent may waive payment of the fee required under Section 12.3(c) without obtaining the consent of any other party to this Agreement.

Section 8.5.                      Prior Agreements.  Upon satisfaction of the conditions precedent set forth in Section 4.1 hereof, the Prior Loan Agreement shall be and hereby is amended, superseded and restated in its entirety by the terms and provisions of this Agreement.  This Agreement shall not constitute a novation of the Prior Loan Agreement or the indebtedness created thereunder.  Without limiting the foregoing, the Borrower shall have the obligation to pay any fees and interest under the Prior Loan Agreement accruing through the effective date of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1.                      Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive the termination of this Agreement.

Section 9.2.                      Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, neither the Agent nor any Lender shall be obligated to extend credit or other financial accommodation to any Obligor in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 9.3.                      Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 9.4.                      Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

Section 9.5.                      Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

Section 9.6.                      Expenses; Indemnification; Release.

(a)           The Borrower shall reimburse the Agent and the Arranger upon demand for all reasonable out-of-pocket expenses paid or incurred by the Agent or the Arranger, including filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses and reasonable fees, charges and disbursements of outside counsel to the Agent and the Arranger (determined on the basis of such counsel’s generally applicable rates, which may be higher than the rates such counsel charges in certain matters) and/or the allocated costs of in-house counsel incurred from time to time, in connection with the due diligence, preparation, administration, negotiation, execution, delivery, syndication, distribution (including via DebtX and any other internet service selected by the Agent), review, amendment, modification, and administration of the Loan Documents.  The Borrower also agrees to reimburse the Agent, the Arranger, the Lenders and each other Person to whom any Obligations are owed for any costs, internal charges and out-of-pocket expenses, including filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses and reasonable fees, charges and disbursements of outside counsel (determined on the basis of such counsel’s generally applicable rates, which may be higher than the rates such counsel charges in certain matters) and/or the allocated costs of in-house counsel incurred from time to time, paid or incurred by the Agent, the Arranger, any Lender or any such other Person in connection with the collection and enforcement of the Loan Documents.  Expenses being reimbursed by the Borrower under this Section include, without limitation, the cost and expense of obtaining an appraisal of any Property and the costs and expenses incurred in connection with the Reports described in the following sentence.  The Borrower acknowledges that from time to time U.S. Bank may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by U.S. Bank from information furnished to it by or on behalf of the Borrower, after U.S. Bank has exercised its rights of inspection pursuant to this Agreement.

(b)           The Borrower hereby further agrees to indemnify and hold harmless the Agent, the Arranger, each Lender, their respective Lending Installations, affiliates, participants, successors and assigns and each of their directors, officers and employees, agents and advisors (collectively, the “Indemnified Parties” and, each, an “Indemnified Party”) against all losses, claims, damages, penalties, judgments, liabilities, expenses (including all expenses of litigation or preparation therefor (including reasonable fees, charges and disbursements of outside counsel) whether or not the Agent, the Arranger, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Advance hereunder, except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.  The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

(c)           The Borrower hereby absolutely and unconditionally releases and forever discharges each Indemnified Party from any and all losses, claims, damages, penalties, judgments, liabilities, expenses, and demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured, known or unknown, liquidated, fixed or contingent, or direct or indirect.

Section 9.7.                      Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

Section 9.8.                      Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4; provided, however that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein.

Section 9.9.                      Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

Section 9.10.                      Nonliability of Lenders.  The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender.  Neither the Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower or any other Obligor.  Neither the Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower or any other Obligor to review or inform the Borrower or any other Obligor of any matter in connection with any phase of the Borrower’s or any of its Subsidiaries’ business or operations.  The Borrower agrees that neither the Agent, the Arranger, nor any Lender shall have liability to the Borrower or any of its Subsidiaries (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower or any of its Subsidiaries in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  Neither the Agent, the Arranger nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.  It is agreed that the Arranger shall, in its capacity as such, have no duties or responsibilities under the Agreement or any other Loan Document.  Each Lender acknowledges that it has not relied and will not rely on the Arranger in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action.

Section 9.11.                      Confidentiality.  The Agent and each Lender agrees to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (a) to its Affiliates and to the Agent and any other Lender and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to the Agent or such Lender, (c) to regulatory officials, (d) to any Person as requested pursuant to or as required by law, regulation, or legal process, (e) to any Person in connection with any legal proceeding to which it is a party, (f) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (g) permitted by Section 12.4, and (h) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder.  Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and the Agent and each Lender with respect to any confidential information previously or hereafter received by the Agent or such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by the Agent or any Lender with respect to such confidential information.

Section 9.12.                      Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Obligations.

Section 9.13.                      Disclosure.  The Borrower and each Lender hereby acknowledge and agree that U.S. Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

Section 9.14.                      USA Patriot Act Notification.  The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Obligor that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Act.

ARTICLE X

THE AGENT

Section 10.1.                      Appointment; Nature of Relationship.  U.S. Bank is hereby appointed by each of the Lenders as its contractual representative hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X.  Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Agent (a) does not hereby assume any fiduciary duties to any of the Lenders, (b) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Uniform Commercial Code and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

Section 10.2.                      Powers.  The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

Section 10.3.                      General Immunity.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

Section 10.4.                      No Responsibility for Loans, Recitals, etc.  Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with the Loans or any Loan Document; (b) the performance or observance of any of the covenants or agreements of any Obligor under any Loan Document, including any agreement by an Obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in the Collateral; or (g) the financial condition of any Obligor or of any of its Subsidiaries.

Section 10.5.                      Action on Instructions of Lenders.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders.  The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

Section 10.6.                      Employment of Agents and Counsel.  The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

Section 10.7.                      Reliance on Documents; Counsel.  The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel, which counsel may be employees of the Agent.  For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

Section 10.8.                      Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Agent ratably in accordance with their Pro Rata Share (a) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.4(g) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

Section 10.9.                      Notice of Event of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders; provided that, except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.

Section 10.10.                                Rights as a Lender.  In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Loans as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity.  The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

Section 10.11.                                Lender Credit Decision, Legal Representation.

(a)           Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Agent or Arranger hereunder, neither the Agent nor the Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Agent or Arranger (whether or not in their respective capacity as Agent or Arranger) or any of their Affiliates.

(b)           Each Lender further acknowledges that it has had the opportunity to be represented by legal counsel in connection with its execution of this Agreement and the other Loan Documents, that it has made its own evaluation of all applicable laws and regulations relating to the transactions contemplated hereby, and that the counsel to the Agent represents only the Agent and not the Lenders in connection with this Agreement and the transactions contemplated hereby.

Section 10.12.                                Successor Agent.  The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign.  Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent.  Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder.  If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent.  Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.  In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

Section 10.13.                                Delegation to Affiliates.  The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Article IX and Article X.

Section 10.14.                                Execution of Collateral and Other Documents.  The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf the Collateral Documents and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of this Agreement.

Section 10.15.                                Collateral Releases.  The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

Section 11.1.                      Setoff.  The Borrower hereby grants each Lender a security interest in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrower with such Lender or any Affiliate of such Lender (the “Deposits”).  In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, as that term is used and defined in Section 2(a) of the Uniform Fraudulent Transfer Act, or any Event of Default occurs, the Borrower authorizes each Lender to offset and to apply all such Deposits toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Lender or the Lenders.

Section 11.2.                      Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it in respect of its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.3 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure.  If any Lender, whether in connection with setoff or application of amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff or application, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 12.1.                      Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (a) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of the Agent and each Lender, (b) any assignment by any Lender must be made in compliance with Section 12.3, and (c) any transfer by participation must be made in compliance with Section 12.2.  Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with the terms of this Agreement.  The parties to this Agreement acknowledge that clause (b) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3.  The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

Section 12.2.                      Participations.

(a)           Permitted Participants; Effect.  Any Lender may at any time sell to any Person (“Participants”) a participating interest in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b)           Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents provided that each such Lender may agree in its participation agreement with its Participant that such Lender will not vote to approve any amendment, modification or waiver with respect to any Outstanding Credit Exposure in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.4 or of any other Loan Document.

(c)           Benefit of Certain Provisions.  The Borrower agrees that each Participant shall be deemed to have the rights provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the rights provided in Section 11.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising its rights provided in Section 11.1, agrees to share with each Lender, any amount received pursuant thereto, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.  The Borrower further agrees that each Participant shall be entitled to the benefits of Article III and Sections 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.4 to the same extent as if it were a Lender.

Section 12.3.                      Assignments.

(a)           Permitted Assignments.  Any Lender may at any time assign to one or more Persons (“Purchasers”) all or any part of its rights and obligations under the Loan Documents.  Such assignment shall be substantially in the form of Exhibit C or in such other form reasonably acceptable to the Agent as may be agreed to by the parties thereto (each an “Assignment and Assumption Agreement”).  Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender shall either be in an amount equal to the entire applicable Outstanding Credit Exposure of the assigning Lender or (unless the Agent otherwise consents) be in an aggregate amount not less than $5,000,000.  The amount of the assignment shall be based on the Outstanding Credit Exposure subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

(b)           Consents.  The consent of the Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender or an Affiliate of a Lender.  Any consent required under this Section 12.3(b) shall not be unreasonably withheld or delayed.

(c)           Effect; Effective Date.  Upon (i) delivery to the Agent of an Assignment and Assumption Agreement, together with any consents required by paragraphs (a) and (b) and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such Assignment and Assumption Agreement shall become effective on the effective date specified in such Assignment and Assumption Agreement.  The Assignment and Assumption Agreement shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Outstanding Credit Exposure under the applicable Assignment and Assumption Agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such Assignment and Assumption Agreement, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent.  In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2.  Upon the consummation of any assignment to a Purchaser pursuant to this paragraph (c), the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, as adjusted pursuant to such assignment.

(d)           Register.  The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States of America, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

Section 12.4.                      Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

Section 12.5.                      Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.4(d).

ARTICLE XIII

NOTICES

Section 13.1.                      Notices; Effectiveness; Electronic Communication

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)           if to the Borrower, at its address or facsimile number set forth on the signature page hereof;

(ii)          if to the Agent, at its address or facsimile number set forth on the signature page hereof;

(iii)         if to a Lender, at its address or facsimile number on the signature page hereof or as set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  The Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.  Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto given in the manner set forth in this Section 13.1.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

Section 14.1.                      Counterparts; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Agent, and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by electronic transmission of a PDF copy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 14.2.                      Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 15.1.                      CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEVADA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

Section 15.2.                      CONSENT TO JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN NEVADA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

Section 15.3.                      WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

Signature Pages Follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GAMETECH INTERNATIONAL, INC.

By:	/s/ Andrew E. Robinson

Title:	Chief Financial Officer
(address) 8850 Double Diamond Parkway
Reno, NV 89512

Attention:	General Counsel
	Telephone:	(775)850-6000
	FAX:	(775)850-6198

U.S. BANK NATIONAL ASSOCIATION,
as a Lender and as the Agent

By:	/s/ William J. Umscheid

Title:	Vice President

BC-MN-H22A 800 Nicollet Mall Minneapolis, MN 55402
Attention:	William J. Umscheid
	Telephone:	( )
	FAX:	( )

BANK OF THE WEST,
as a Lender

By:	/s/ Christina Creekpaun

Title:	Vice President

Attention:	___________________________
	Telephone:	( )
	FAX:	( )

EXHIBIT D

FINANCIAL COVENANTS

(a) Minimum Bingo Gross Profit.  As of each Covenant Compliance Date set forth below, the Borrower will maintain its Bingo Gross Profit for the three-month period immediately preceding and ending on such Covenant Compliance Date in an amount not less than the amount set forth opposite such date below:

Covenant Compliance Date	Amount
April 3, 2011	$3,580,000
May 1, 2011	$3,230,000
June 5, 2011	$2,980,000
July 3, 2011	$2,930,000
July 31, 2011	$3,255,000
September 4, 2011	$3,475,000
October 2, 2011	$3,710,000
October 30, 2011	$3,885,000

(b)           Minimum Consolidated EBITDA.  As of each Covenant Compliance Date set forth below, the Borrower will maintain Consolidated EBITDA for the three-month period immediately preceding and ending on such Covenant Compliance Date in an amount not less than the amount set forth opposite such date below:

Covenant Compliance Date	Amount
April 3, 2011	$1,600,000
May 1, 2011	($540,000)
June 5, 2011	($1,040,000)
July 3, 2011	($1,115,000)
July 31, 2011	($575,000)
September 4, 2011	$75,000
October 2, 2011	$700,000
October 30, 2011	$910,000

Exhibit D-1

(c)           Cash Flow Leverage Ratio.  The Borrower will maintain its Cash Flow Leverage Ratio as of each Covenant Compliance Date occurring during the applicable period described below at not more that the ratio set forth opposite such period:

Applicable Period:	Ratio
October 30, 2011	5.00 to 1.00
December 4, 2011 through and including January 29, 2012	3.75 to 1.00
March 4, 2012 through and including April 29, 2012	3.25 to 1.00
June 3, 2012 through and including July 29, 2012	3.00 to 1.00
September 2, 2012 through and including October 28, 2012	2.75 to 1.00
December 2, 2012 and thereafter	2.25 to 1.00

(d)           Fixed Charge Coverage Ratio.  The Borrower will maintain its Fixed Charge Coverage Ratio as of each Covenant Compliance Date occurring during the applicable period described below at not less than the ratio set forth opposite such period:

Covenant Compliance Dates:	Ratio
October 30, 2011	1.00 to 1.00
December 4, 2011	1.10 to 1.00
January 1, 2012 through and including January 29, 2012	1.15 to 1.00
March 4, 2012 through and including April 29, 2012	1.25 to 1.00
June 3, 2012	1.20 to 1.00
July 1, 2012 through and including September 2, 2012	1.15 to 1.00
September 30, 2012 and thereafter	1.20 to 1.00

(e)           Minimum Liquidity.  The Borrower will maintain Liquidity at all times in an amount not less than $750,000.

Exhibit D-2